Exhibit 99

TNP Enterprises Reports Third Quarter Earnings

        FORT WORTH, Texas, Nov. 4 /PRNewswire/ — TNP Enterprises, Inc. (TNP) today announced earnings applicable to common stock of $11.6 million for the quarter ended September 30, 2004, which represents a $6.6 million increase as compared with earnings of $5.0 million for the comparable period in 2003.

        TNP’s two principal subsidiaries are First Choice Power (First Choice) and Texas-New Mexico Power Company (TNMP). Detailed below are certain financial highlights for TNP, First Choice, and TNMP for the quarters ended September 30, 2004, and September 30, 2003:

TNP ENTERPRISES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Dollars in Thousands)

	TNMP	2004 First Choice	TNP Consolidated	TNMP	2003 First Choice	TNP Consolidated
Operating Revenues	$ 74,732	$171,877	$216,637	$ 69,953	$212,631	$252,687
Income Applicable to Common Stock
	$ 10,809	$ 14,478	$ 11,556	$ 12,303	$ 6,517	$ 5,001
EBITDA*	$ 30,482	$ 22,817	$ 51,572	$ 33,664	$ 14,229	$ 46,165
Cash Flow from (used in) Operations
	$ 27,169	$ 26,338	$ 55,765	$ 31,683	$ 2,975	$ 34,753
Debt Outstanding as of Sept. 30 (including preferred stock)
	$415,495	$ 0	$982,688	$423,552	$ 0	$967,401
Cash and Cash Equivalents as of Sept. 30
	$ 58,833	$ 68,283	$145,896	$ 65,218	$ 22,493	$107,804

*	EBITDA is an acronym for earnings before interest, taxes, depreciation, and amortization. EBITDA also excludes extraordinary items and clawback expense. EBITDA is a non-GAAP financial measure used by analysts and the investment community to evaluate financial performance. EBITDA is not intended to replace GAAP earnings, but is provided as a tool to assist investors who may not consider those items useful in evaluating financial results.

TNP’s Results

        TNP’s $6.6 million improvement in earnings when compared to the third quarter of 2003 was driven by an $8.0 million improvement in First Choice earnings. The First Choice increase resulted primarily from:

—	increased gross profits of $7.8 million ($4.8 million after taxes) resulting from lower 2004 purchased power expenses compared to 2003, which had higher natural gas prices;

—	increased gross profits from price-to-beat customers of $7.0 million ($4.3 million after taxes) due to increases in price-to-beat customer rates;

—	increased gross profits from competitive customers of $6.1 million ($3.8 million after taxes) due to increases in competitive customer rates;

—	increased gross profit of $3.6 million ($2.2 million after taxes) resulting from clawback expenses recorded in the third quarter of 2003;

—	decreased gross profit due to higher prior period purchased power costs of $10.3 million ($6.4 million after taxes) due primarily to a $7.7 million ERCOT synchronization credit in the third quarter of 2003;

—	decreased gross profit of $6.2 million ($3.8 million after taxes) due to lower sales driven by milder than normal weather and a net decrease in customers served compared to 2003, and;

—	decreased O&M of $3.5 million ($2.2 million after taxes) due primarily to lower bad debt costs.

        TNMP had income applicable to common of $10.8 million for the quarter ended September 30, 2004, which represents a $1.5 million decrease in earnings as compared with earnings of $12.3 million for the same period in 2003. The decrease is primarily due to higher O&M costs when compared to 2003. O&M for the quarter ended September 30, 2003 included a $3.1 million ($1.9 million after taxes) reduction to operating expenses related to the transfer of previously expensed System Benefit Fund costs from expense to a regulatory asset based on a Public Utility Commission of Texas ruling.

EBITDA

        EBITDA for TNP was $51.6 million for the quarter ended September 30, 2004, which is $5.4 million higher as compared to the same period in 2003. The $5.4 million increase is primarily due to the First Choice and TNMP variances described above. Detailed below is a reconciliation of TNMP, First Choice and TNP consolidated Net Income to EBITDA for the quarters ended September 30, 2004, and September 30, 2003:

Reconciliation of TNP Enterprises & Subsidiaries
Consolidated Net Income to EBITDA
(Dollars in Millions)

	TNMP	2004 First Choice	TNP Consolidated	TNMP	2003 First Choice	TNP Consolidated
Income Applicable to Common Stock
	$ 10.8	$ 14.5	$ 11.6	$ 12.3	$ 6.5	$ 5.0
Reconciling
Items:
Interest charges & referred dividends
	6.0	0.1	22.0	6.9	0.4	23.6
Income taxes	6.2	8.1	10.4	7.3	3.7	6.7
Depreciation, amortiz & other
	7.5	0.1	7.6	7.2	—	7.3
Clawback accrual
	—	—	—	—	3.6	3.6
EBITDA	$ 30.5	$ 22.8	$ 51.6	$ 33.7	$ 14.2	$ 46.2

Cash Flow from Operations

        TNP’s consolidated cash flow provided by operations was $55.8 million in the third quarter of 2004, which represents an increase of $21.0 million, as compared to cash flow provided by operations of $34.8 million for the same period last year. The increase is driven by higher cash flow from sales, net of purchased power costs of $11.0 million, due primarily to lower purchased power costs and increased customer rates. Additionally, cash paid to suppliers was $10.0 million lower due to reduced transmission and distribution costs resulting from lower sales.

        Since the merger in April 2000, TNP has reduced its consolidated debt balance, excluding preferred stock, by a total of $94.7 million. In addition, TNP has a consolidated balance of cash and cash equivalents of $145.9 million as of September 30, 2004.

First Choice Customer Retention and Acquisition

        When competition began in January 2002, approximately 195,000 former TNMP customers became customers of First Choice. At September 30, 2004, First Choice served approximately 166,000, or 85 percent, of those customers. Additionally, First Choice serves approximately 54,000 residential, commercial and aggregated municipal competitive customers acquired since the competitive pilot project began in the second half of 2001. With a total of approximately 220,000 customers at September 30, 2004, First Choice increased overall customers served since January 2002 by 25,000, or 13 percent.

EBITDA Guidance for 2004

        Based on current expectations, management projects consolidated EBITDA will range between $140 million and $150 million for 2004. The reductions in projected EBITDA result from the extremely milder than normal weather that both First Choice and Texas-New Mexico Power have experienced in the second and third quarters of 2004. The unusually mild summer weather reduced TNP’s consolidated EBITDA by approximately $17 million, as cooling degree days, our measure of weather were 7% below normal.

Acquisition Progress

        On July 25, 2004, PNM Resources and TNP Enterprises, Inc. announced a definitive agreement under which PNM Resources will acquire all the outstanding common shares of TNP Enterprises for approximately $189 million comprised of equal amounts of PNM Resources common stock and cash. Filings have been made with the Public Utility Commission of Texas (PUCT) and the New Mexico Public Regulatory Commission (NMPRC) requesting orders or actions necessary to complete the PNM Resources acquisition of TNP. Schedules have been approved at the PUCT and NMPRC, which reflect hearings in the first quarter of 2005.

        Additional information on 2004 results can be obtained in the Company’s Form 10-Q on file with the Securities and Exchange Commission.

        On Tuesday, November 9, 2004, at 9:30 a.m. Central Time (10:30 a.m. Eastern Time), company officials will hold a conference call to review the first quarter 2004 results. The conference call can be accessed by dialing 1-800-473-8796. A taped playback of the call will be available until November 16, 2004, by calling 1-800-252-6030 and entering access code 29373447.

        The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: From time to time, TNP makes statements concerning its expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including projected results. Such statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although TNP believes that these forward looking statements and the underlying assumptions are reasonable, it cannot provide assurance that they will prove correct. Forward-looking statements involve a number of risks and uncertainties, and there are factors that could cause actual results to differ materially from those expressed or implied in the statements. Some of those factors include, but are not limited to: the outcome of any appeals of the PUCT order in the stranded cost true-up proceeding; the results of any future regulatory proceedings including the inclusion of the clawback liability in a rate adjustment proceeding; the outcome of efforts to re-establish the New Mexico fuel and purchased power cost adjustment clause; the payment of dividends by TNMP, First Choice or FCPSP; our ability to adapt to open market competition; the ability of First Choice to attract and retain customers as competition moves forward; changes in First Choice purchased power costs resulting from the ERCOT settlement process; the effects of accounting pronouncements that may be issued periodically; changes in regulations affecting TNP’s and TNMP’s businesses; and insurance coverage available for claims made in litigation. Additional factors include risks and uncertainties relating to the receipt of regulatory approvals of the proposed acquisition of TNP by PNM Resources, Inc. (the “PNM Transaction”) the risks that the businesses will not be integrated successfully, the risk that the benefits of the PNM Transaction will not be fully realized or will take longer to realize than expected, the risk that TNP debt and preferred retirements will not occur as expected, disruption from the PNM Transaction making it more difficult to maintain relationships with customers, employees, suppliers or other third parties, conditions in the financial markets relevant to the proposed transaction, and interest rates. Other factors include, weather, fuel costs, changes in supply and demand in the market for electric power, wholesale power prices, market liquidity, the competitive environment in the electric and natural gas industries, state and federal regulatory and legislative decisions and actions, the outcome of legal proceedings, the performance of state, regional and national economies; general business and economic conditions, price fluctuations in the electric power and natural gas markets; collections experience; and other factors described from time to time in TNP’s and TNMP’s reports filed with the SEC.

SOURCE TNP Enterprises, Inc.
       -0-                                      11/04/2004
      /CONTACT: Ted Babcock of TNP Enterprises, Inc., +1-516-933-3105, or
tbabcock@tnpe.com ; or media, Valerie Smith, +1-817-737-1360, or
vsmith@tnpe.com , or investors, Adam Carte, +1-817-377-5541, or
acarte@tnpe.com , both of Texas-New Mexico Power Company and First Choice Power/
      /Web site: http://www.tnpe.com /

CO: TNP Enterprises, Inc.; First Choice Power; Texas-New Mexico Power Company
ST: Texas, New Mexico
IN: OIL UTI
SU: ERN ERP CCA MAV